EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G to which this Agreement is attached is filed on behalf of each one of them pursuant to Rule 13d-1(k)(1)(iii).  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.

Dated: September 20, 2006

/s/ Mark VanGeison
Mark VanGeison

AAI/GDJ, III TRUST DATED THE
21ST DAY OF APRIL, 1998

	By:	/s/ Mark VanGeison
Mark VanGeison
Trustee